Exhibit 99.1
For Immediate Release
Local.com and Idearc Media Sign Distribution Agreement
Superpages.com® Advertisers Receive Premier Placement on Local.com
IRVINE, Calif., March 6, 2007 — Local.com Corporation (NASDAQ: LOCM), a leading local search engine, and Idearc Media Corp. today announced a distribution agreement that allows Idearc to place its Superpages.com® advertisers’ content on Local.com. Under this agreement, Superpages.com’s performance-based advertisers will receive priority placement in the “Featured Sponsors” section of the Local.com Web site.
“As a local search expert, we are pleased to partner with Local.com to launch this premium service for our advertisers,” said Eric Chandler, President — Internet for Idearc Media. “This new agreement expands our distribution, allowing us to deliver relevant search campaigns for a greater number of our local and national advertisers.”
Superpages.com, an expert in local search, had more than 2.8 billion network searches in 2006. It features listings for more than 18 million businesses in the United States, 11 million of which feature enhanced content. Superpages.com has an attractive revenue model that includes fixed-fee and industry-leading performance-based advertising products, such as Pay Per Click, that enhance its basic listing content. Fixed-fee advertising includes options such as advertisement placement on Superpages.com, extended reach and Web site development for advertisers. Performance-based advertising products generate revenues when consumers connect with advertisers by clicking on their electronic advertising or by calling their businesses.
“As a top 100 website, Local.com continues to develop great relationships within the local search arena,” said Heath Clarke, Chief Executive Officer and Chairman, Local.com. “This expanded agreement allows us to increase monetization of our site. Additionally, Idearc Media’s large base of Superpages.com’s local advertisers will enable Local.com users to find even more highly relevant local businesses to connect with and purchase from.”
In 2006, Local.com received over 100 million unique monthly visitors, and delivered hundreds of millions of search results. Local.com’s search results include national, regional and local advertisers and traditional business listings. Published reports suggest that up to 30 percent of all Internet searches are local in nature. comScore reports that the number of Internet searches continues to increase annually which points to a strong future for the local search industry. Featured Sponsors on Local.com typically include highly relevant information about businesses including hours of operation, discounts and special offers.
Superpages.com will receive traffic assignment from comScore for covered Local.com searches. Local.com total traffic will be available via custom publisher reports provided by comScore.

About Idearc Inc.
Idearc Inc. (NYSE:IAR) connects buyers with sellers with its multi-platform of advertising solutions including Verizon® Yellow Pages and smaller-sized portable Verizon® Yellow Pages Companion Directories, Superpages.com® (www.superpages.com), Superpages MobileSM, Solutions At Hand™ magazine and Solutions Direct™ direct mail packages. Idearc provides sales, publishing and other related services for more than 1,200 distinct directory titles in 35 states and the District of Columbia. In addition, Idearc is the largest publisher of Hispanic directories in the United States. Superpages.com, the expert in local search with more than 2.8 billion network searches in 2006, includes a comprehensive list of businesses in the United States — a total of more than 18 million. Superpages Mobile provides local search functionality for wireless subscribers. For more information, visit www.idearc.com.
About Local.com
Local.com (NASDAQ: LOCM), is a Top 100 website attracting approximately 10 million visitors each month seeking information on local businesses, products, services, people and jobs. Powered by the company’s patent-pending Keyword DNA® and local web indexing technologies, Local.com provides users with targeted, relevant local search results, including special offers from local businesses, user reviews, local businesses’ website links, maps, driving directions and more. Businesses can advertise on Local.com with subscription, pay per click, banner and pay per call ad products. For more information, visit corporate.local.com.
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CONTACTS:	Dan Chmielewski
Madison Alexander PR for Local.com
714-832-8716
M: 949-231-2965
dchm@madisonalexanderpr.com

Paula Brici
Madison Alexander PR for Local.com
949-677-6527
paula@madisonalexanderpr.com

John Baldissera
Investor Relations For Local.com
BPC Financial Marketing
800-368-1217

Jannie Luong
Idearc Media Corp.
972-453-3916
jannie.luong@idearc.com

Dee Jones
Investor Relations for Idearc Media Corp.
972-453-7364